Exhibit 1

HealthTab™ Programme Expands Nationally Across England

VANCOUVER, BRITISH COLUMBIA – September 1, 2026 – AVRICORE HEALTH INC. (TSXV: AVCR) is pleased to announce that NHS England has confirmed the national expansion of the Barts Health pharmacy cholesterol testing programme powered by Avricore’s HealthTab™ platform.

Approximately 100 pharmacies across England will begin offering seven-minute cholesterol checks this fall as part of a national NHS initiative aimed at identifying cardiovascular risk earlier and reducing heart attacks and strokes, with this first national phase running until spring 2027.

The rollout follows the north London programme led by Barts Health NHS Trust in collaboration with UCLPartners and HEART UK. The programme tested 2,493 patients across 61 community pharmacies between January 2025 and March 2026. Nineteen percent were identified as being at high risk of a heart attack or stroke within the next decade, with patients receiving clinical advice and referral for treatment where appropriate. At least 88 patients subsequently began statin therapy.

The national expansion has already attracted major media attention, including coverage in The Guardian, which reported on the NHS plan to bring free high-street cholesterol testing to pharmacies across England.

“This is a major validation of the strategy we have been executing in the UK,” said Rodger Seccombe, CEO of Avricore Health. “The Barts Health programme demonstrated that community pharmacies can deliver high-quality point-of-care testing at scale and translate those results into meaningful clinical action. NHS England is now taking that model from a regional programme to a national one. We’re proud of what the pharmacy teams in north London have achieved with our system and look forward to introducing it to the rest of the country.”

HealthTab™ at the Core of Scalable, Integrated PoCT

HealthTab™ provides a complete, turnkey solution underpinning national pharmacy-based PoCT networks, including best-in-class instruments, consumables, onboarding, training, and ongoing support for participating sites.

At its centre is a secure cloud-based platform that seamlessly connects point-of-care analyzers, patient results, QC data, and pharmacist workflows, creating a unified digital infrastructure for community-based testing.

This integrated approach ensures quality-assured testing, consistent data capture across locations, and real-time analytics to support public-health reporting and performance monitoring, while reducing implementation complexity for pharmacy partners.

Commitment to Quality and Accuracy

HealthTab™ is designed to meet the highest standards of analytical performance and reliability. Through its partnership with CEQAL Inc., a world-leading reference method laboratory and member of the CDC Cholesterol Reference Method Laboratory Network (CRMLN), HealthTab operates a comprehensive quality management program that mirrors the rigour of accredited clinical laboratories.

This includes centralized lot monitoring of reagents, mandated internal quality control, and regular external quality-assessment (EQA) events, ensuring that results generated across every participating pharmacy are accurate, traceable, and consistent with internationally recognized reference standards.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

info@avricorehealth.com

avricore.com

Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the national expansion of the NHS pharmacy cholesterol testing programme and the participation of the HealthTab™ platform in it; the anticipated timing and scope of pharmacy site deployments; the anticipated benefits of the programme to the Company; and the Company’s growth strategy in the UK. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a number of risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: dependence on key partnerships and NHS programme decisions; failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

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